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Exhibit 16.01


                                [KPMG letterhead]

March 8, 2001

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We are currently principal accountants for United Dominion Industries Limited and, under the date of January 28, 2000, we reported on the consolidated financial statements of United Dominion Industries Limited ("Company") as of and for the years ended December 31, 1999 and 1998. On February 16, 2001, we were notified that the Company engaged Ernst & Young LLP as its principal accountants for the year ending December 31, 2001 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2000, and the issuance of our report thereon. We have read the Company's statements included under Item 4 of its Form 8-K/A dated February 16, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company's statement that the change recommended by the Audit Committee of the Board of Directors was confirmed by the Board of Directors and (2) the Company's statements regarding management's discussions with Ernst & Young LLP in 2001 on the application of generally accepted accounting principles to certain proposed transactions.

Very truly yours,

(signed) KPMG LLP

Toronto, Canada